State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 03/04/2014
FILED 02:30 PM 03/04/2014
SRV 140284034 - 2889452 FILE

AMENDMENT TO
CERTIFICATE OF DESIGNATION
10% CONVERTIBLE REDEEMABLE
SERIES B1 PREFERRED STOCK
OF
GYROTRON TECHNOLOGY, INC.
(a Delaware Corporation)

I, the undersigned, being the duly appointed President of Gyrotron Technology, Inc. (the "Corporation"), a Delaware corporation, hereby certify that this Amendment to the Certificate of Designation of Rights, Preferences and Privileges (this "Certificate of Designation") designating Twenty Thousand (20,000) shares of the Preferred Stock, par value $0.001 per share (the "Preferred Stock") of the Corporation originally filed on 12/11/12, was unanimously adopted and approved by the Board of Directors (the "BOD") of the Corporation on 2/24/14, and by written consent of the requisite majority of shareholders of the corporation on 3/3/14.

The second paragraph of the preamble is hereby restated in its entirety as follows:

Eighty Thousand (80,000) shares of the Preferred Stock are hereby designated "10% Convertible Redeemable Series B1 Preferred Stock" (hereinafter referred to as the "Series B1 Preferred Stock") with the powers, preferences, rights, qualifications, limitations and restrictions specified hereunder.

In paragraph 7 (a) (ii) (1), the two occurrences of the amount "$3,000,000" are replaced by "$3,300,000", and in paragraph 7 (a) (iii) the amount $2.000,000 is replaced by $4,000,000.

THE UNDERSIGNED hereby makes this Amendment, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand this day 3/3/14.

GYROTRON TECHNOLOGY INC.

By: /s/Vladislav Sklyarevich
Name: Vladislav Sklyarevich
Title: President